IN THE UNITED STATES BANKRUPTCY COURT
          FOR THE WESTERN DISTRICT OF PENNSYLVANIA

IN RE:                             Bankruptcy No. 03-23239-
MBM

BICO, INC., f/k/a                       Chapter 11
Biocontrol Technology, Inc.,

                                   Document No.
Debtor.

         SECOND AMENDED JOINT PLAN OF REORGANIZATION

     BICO, Inc. the Debtor in this Chapter 11 Case, by and through its Counsel, Steven T. Shreve, and PHD Capital, the Joint Plan Proponent, by and through its Counsel, Robert O Lampl and John P. Lacher, propose this Second Amended Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code.
                         DEFINITIONS
     The following terms when used in the Plan will, unless the context otherwise requires, have the following meanings respectively:
     a. Allowed Claims - means a claim (a) in respect of which a proof of claim has been filed with the Court within the applicable period of limitation or (b) scheduled in the list of creditors prepared and filed with the Court and not listed as contingent, disputed or unliquidated as to amount, in either case as to which no objection to the allowance thereof has been determined by an order or judgment which is no longer subject to appeal or certiorari pending.
     b. Allowed Administrative Claim - means all or that portion of any administrative claim which either (a) has been allowed by final order, or (b) was incurred by the Estate of the Debtor in the ordinary course of business during these reorganization proceedings.
     c. Claim - means any right to payment, or right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, against the
Debtor in existence or whether or not such right to payment or right to an equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, secured or unsecured.
     d. Class - means any class into which allowed claims or allowed interests are classified pursuant to Article III hereof.
     e. Code - means the Bankruptcy Code, 11 U.S.C. 101 et seq.
     f. Confirmation Date - means the date on which the order confirming the
Plan is entered by the Court.
     g. Confirmation Order - means the entered order of court confirming this
Plan.
     h. Contested Claims - means any claim for which a proof of claim and an objection to such proof of claim have been filed with the Court and the allowance or disallowance of which will not have been determined by the Court as of the Effective Date.
     i. Court - means the United States Bankruptcy Court for the Western
District of Pennsylvania where the Chapter 11 Case is pending, and any Court having competent jurisdiction to hear appeals or certiorari proceedings therefrom.
     j. Effective Date - 30 days from the Confirmation Date.

                      CLASSES OF CLAIMS
              Unimpaired Administrative Claims

Administrative Class 1: The claims of counsel for the Debtor and counsel for the Creditors Committee.
Administrative Class 2: The claims of the Office of U.S.
Trustee and the United
States Bankruptcy Court Clerk.

               Impaired Administrative Claims

Administrative Class 3: The claims of Anthony Paterra, CEO and Chairman of the Board of the Debtor for deferred compensation. This claim is currently $45,666.
                 Unimpaired Priority Claims

Priority Class 4: The claims of the employees for wages earned within ninety
(90) ninety days of the cessation of the Debtor_s closure of its Indiana, Pennsylvania Plant, or earned within ninety days prior to the date of the filing of the chapter 11 Petition. The Debtor estimates the allowed unsecured priority claims to be approx. $165,000.
Priority Class 5: The claim of the Commonwealth of Pennsylvania Department of Revenue for unpaid taxes which is approximately $18,526.00.

                  Impaired Unsecured Claims

Unsecured Class 6: The claims of general unsecured creditors. The Debtor estimates that the allowed claims in this class total approximately $8,000,000.00.

                Equity Security Holder Claims

Impaired Equity Security Holder Class 7: This Class consists of the claims of
preferred shareholders. These preferred shareholder claims consist of approximately 116,822 issued and outstanding shares at $10.00 par value per share.
Unimpaired Equity Security Holder Class 8: The claims of the common shareholders consist of approximately 6,500,000,000 shares issued and outstanding shares at $.10 par value per share.

                     TREATMENT OF CLAIMS

              Unimpaired Administrative Claims

Administrative Class 1: These claimants will be paid in full on the Effective Date of the Plan. These claims are estimated to be $90,000.00.
Administrative Class 2: These claimants will be paid in full prior to the Effective Date. These claims are less than $2,000.00.

                Impaired Administrative Claim

Administrative Class 3: This claimant will receive shares of common stock in the Reorganized Debtor in return for his claim for deferred compensation. Additionally, this claimant and the Reorganized Debtor will enter into a consulting agreement providing for commercially reasonable terms and conditions including a non-compete covenant.

                 Unimpaired Priority Claims

Priority Class 4: These claimants will be paid the priority portion of their claims, in full, on or before the Effective Date.
Priority Class 5: This claimant will be paid in full in no more than 72 amortized monthly installments, the first of which will commence on or before the Effective Date. This claim will bear interest accruing post-confirmation at the prevailing interest rate for such claims in effect on the confirmation date.

                  Impaired Unsecured Claims

Unsecured Class 6: These claimants will receive a pro-rata distribution of 6.5
Billion shares of common stock in the Reorganized Debtor. Distributions will not be made for amounts of less than $50.00. Any fraction of a share will be rounded to the nearest full share. These shares will be restricted from trading as provided in the Disclosure Statement accompanying this Plan. These claimants shall also receive a pro-rata distribution of the net proceeds of any fraudulent transfer action(s) pursued on behalf of the Debtor. This includes a possible cause of action against Edward Lofton and Intco, Inc. stemming from a loan transaction between BICO and Intco, Inc.
                Equity Security Holder Claims

Impaired Equity Security Holder Class 7: These claimants will retain their interests in the Reorganized Debtor, provided however, their preferred shares will be redeemed by the Reorganized Debtor in exchange for 6,500,000,000 shares of common stock distributed on a pro-rata basis by the Reorganized Debtor du ring the course of the merger with cXc Services, Inc. Unimpaired Equity Security Holder Class 8: The claimants will retain their shares of common stock.

                    EXECUTION OF THE PLAN

     The Debtor has liquidated substantially all of its assets resulting in a fund onhand of approximately $340,000.00. Those funds will be used to pay the claims of the administrative and priority claimants as set forth in this Second Amended Plan of Reorganization and to fund the continued administration of the Debtor (including a cost reserve for counsel to pursue the fraudulent transfer action). The Debtor has insufficient funds to pay for the accounting and securities law compliance requirements necessary to enable the Reorganized Debtor to continue as an ongoing concern to maintain the marketability of its securities in the over-the-counter market.
     The Joint Plan Proponent and\or cXc will inject any needed sufficient funds into the Reorganized Debtor to finance the accounting and securities law compliance requirements necessary to enable the Reorganized Debtor to continue as an ongoing concern in the technological field, and to maintain the marketability of its securities in the over-the-counter market. It is anticipated that after the merger with cXc, the Reorganized Debtor will be more able to utilize its net operating losses in excess of $250,000,000.00 and, thus, create new value for this Estate. Such funding for compliances and the anticipated merger will enable all claimants to realize a recovery. The preservation of an interest in the existing Equity holders is necessary to realize this recovery. The Reorganized Debtor will have two classes of shares (preferred stock convertible to common stock, and common stock).

               EXECUTORY AGREEMENTS AND LEASES

     The Debtor rejects all leases and/or executory contracts not previously assumed by the Debtor, or assumed pursuant to this Plan. Additionally, all Equityholder rights, including, but not limited to, warrants, options or rights of conversion or redemption not specifically provided for in this Plan are extinguished. The Debtor does assume that certain Securities Purchase Agreement between BICO and J.P. Carey Asset Management involving the issuance of Series K Preferred Stock, and reserves the right to amend, extend and modify such agreement from time to time, as agreed by the parties to the agreement.

                  GOVERNANCE AND MANAGEMENT

     The Debtor's governance and management consists of Anthony Paterra, CEO and Boardmember. The Reorganized
Debtor's governance and management will consist of Anthony
Paterra, CEO and Board Member, as well as two additional
Board Members designated by the shareholders of cXc
Services, Inc. (the company to be merged with BICO). The
Reorganized Debtor will be governed by applicable law and its bylaws as amended or enacted. Additionally the Board of the Reorganized Debtor will have the following special powers, none of which shall require the consent or affirmative vote of any shareholders:

     a. To combine cXc Services, Inc. into BICO and implement the terms of this Joint Plan of Reorganization;
     b. To designate officers and directors of the Reorganized Debtor for a period of 12 months, or until a merger is consummated, whichever is sooner;
     c. To increase the total authorized shares in the Reorganized Debtor up to a maximum of 250 billion shares;
     d. To reverse split or split the stock in the Reorganized Debtor as many times as desired for a period of 5 years from the Effective Date;
     e. To redeem the shares of the Class 7 Equityholders in exchange for
     6,500,000,000 common shares of stock in the Reorganized
Debtor;
     f. To impose commercially reasonable restrictions on the transfer of any issued stock;
     g. To amend BICO_s bylaws and\or issue new bylaws for the Reorganized
     Debtor for a period of 2 years following the Effective
     Date;
     h. To issue restricted or unrestricted shares of BICO in such amounts and at such times to persons or entities who shall perform services for BICO, as the Board of Directors shall determine; and
     i. To assume, ratify, assign and\or amend that certain
     Securities Purchase
     Agreement between BICO and J.P. Carey Asset Management relating to
     BICO_s Series K Convertible Preferred Stock, including but not limited to extending the maturity date of the agreement to September 1, 2007.

                      CONTESTED CLAIMS

     The Debtor reserves the right to object to any claim, provided such objection is filed not later than 45 days after the confirmation date.

                  RETENTION OF JURISDICTION

     The Court will retain jurisdiction of the Chapter 11 Case for the following purposes:
     a. To determine the allowance or disallowance of claims and interest(s).
     b. To fix the allowances of compensation and other administrative expenses.
     c. To determine any and all applications, objections, adversary proceedings and contested or litigated matters properly before the Court and pending on the effective date.
     d. To modify the Plan or remedy any defect or omission or reconcile any inconsistency in the order of confirmation to the extent authorized by the code.
     e. To enforce provisions of the Plan relating to payments and distributions to be made to the claimants.
     f. For such other matters as may be set forth in the order of confirmation or post-confirmation order.

                        MISCELLANEOUS

a.   Discharge      On the Effective Date, except as
otherwise set forth in
the Plan, promises and obligations of the Debtor to make payments as provided for in the Plan will be in full and unconditional settlement, release, discharge and satisfaction of all claims existing against the Debtor of any nature whatsoever up to and through the date of confirmation.
b.   Amendment of the Plan    The Debtor reserves the right
in accordance
with the code to amend or modify the Plan prior to the confirmation date. After the confirmation date, the Debtor may, upon Order of Court in accordance with Section 1127(b) of the code, remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the intent and purposes of the Plan.
c.   Notices   Any notices required under the Plan will be
in writing and will
be delivered personally or by facsimile message or by first class mail to:



     i. Any notice to the Debtor should be directed to:

          Steven T. Shreve
          303 Pitt Building
          213 Smithfield Street
          Pittsburgh, PA 15222
          Phone (412) 281-6555
          Facsimile (412) 281-6597

     ii. Any notice to the Plan Proponent should be directed to:
          Robert O Lampl
          960 Penn Avenue
          Suite 1200
          Pittsburgh, PA 15222
          Phone (412) 392-0330
          Facsimile (412) 392-0335

     iii. Any notice to a holder of an allowed claim or allowed interest, at the address set forth in its allowed proof of claim or proof of interest or, if none, at its address set forth in the schedule prepared and filed with the Court.

d. Cramdown In the event all classes under the Plan do not accept the
Plan in the requisite majorities, the Debtor will move the Court to confirm the Plan notwithstanding the rejection of any class, provided that at least one class of creditors whose claims are impaired under the Plan have accepted the Plan. In such event, the Court will determine whether the Plan can be confirmed notwithstanding the rejection of the Plan by a class of creditors pursuant to Section 1129(b) of the Bankruptcy Code.



e. Section 1145 Exemption The confirmation order will provide that the issuance of Common Stock in the Reorganized Debtor will be exempt from registration requirements in accordance with
Section 1145 of the Bankruptcy Code.
f. Section 1146 Exemption Pursuant to Section 1146(a) of the
Bankruptcy
Code, the issuance, transfer or exchange of any stock, debenture, bond, note or warrant will not be subject to any stamp tax, real estate transfer tax or similar tax.
g. Post-Confirmation Fees, Final Decree The Reorganized Debtor will be responsible for payment of any post-confirmation fees due to the Office of the U.S. Trustee pursuant to 28 U.S.C. Section 1930 and the Reorganized Debtor will be responsible for administrative costs required, including, but not limited to legal fees which are necessary to implement the Plan. The Reorganized Debtor will file applicable post-petition reports until a final decree is entered. A final decree will be entered as soon as practicable.
h. Effective Date For purposes of all determinations to be made pursuant to the code in respect to the Plan or any claims or Interests, the effective date of the Plan (Effective Date) will be 30 days after the confirmation date.
i. Effect of Confirmation On the confirmation date, all of the provisions of the Plan will be binding on the Debtor, all claimants, all creditors and all interest holders and all other parties-in-interest who are affected (or whose interests may be affected) in any manner by the Plan except as specifically provided herein, the Debtor, his agents, servants, employees, accountants, attorneys will be released and forever discharged from any and against any and all claims or rights of creditors of the Debtor of any nature arising prior to the confirmation date and the rights of creditors of the Debtor of any nature arising prior to the confirmation date will be limited to those arising under the Plan. In addition, upon confirmation, any and all claims of the Debtor will be retained by, or revert to the Debtor. Nothing in this Plan will be construed to extinguish any such claim of the Debtor.
j. Disputed Claims The Debtor reserves the right to object to the allowance of any claim asserted by any creditor or claimant by filing an objection to such claim. In such event, the claim will be treated as a disputed claim under the Plan. If any objection is filed to only a portion of a claim, the uncontested portion of the claim will be treated as an allowed claim and the holder thereof will receive a distribution on the uncontested portion in accordance with the applicable provisions of the Plan. The contested portion will be treated as a disputed claim. Upon resolution of a disputed claim, the Debtor will make distribution on any resulting allowed claim.
k. Undeliverable Distributions If any claimant's distribution is returned as undeliverable within 90 days, no further distribution will be made to that claimant until the Debtor is provided, in writing, claimant_s current address. Any change in a claimant's address must be reported to the Debtor by the claimant.
l. Uncashed Checks Any disbursement made to a claimant under the Plan which is not negotiated after a period of 90 days from the date of issuance, may be dishonored by the Debtor and such failure to negotiate by the claimant will constitute a waiver of the claim with the funds at issue remaining the property of the Debtor.
m. Minimum Distributions No distribution in an amount less than $100.00 will be made by the Debtor under the Plan. Additionally, no stock will be issued to any claimant for less than 20,000 shares.

                         Respectfully Submitted,


DATE: 8/3/2004                /s/ ROBERT O LAMPL
                         ROBERT O LAMPL
                         PA I.D. # 19809
                         JOHN P. LACHER
                         PA I.D. # 62297
                         Counsel for the Plan Proponent
                         960 Penn Avenue, Suite 1200
                         Pittsburgh, PA 15222
                         (412) 392-0330


DATE: 8\3\2004                /s/STEVEN T. SHREVE
                         STEVEN T. SHREVE
                         PA I.D. #59682
                         Counsel for the Debtor
                         303 Pitt Building
                         213 Smithfield Street
                         Pittsburgh, PA 15222
                         (412) 281-6555


            IN THE UNITED STATES BANKRUPTCY COURT
          FOR THE WESTERN DISTRICT OF PENNSYLVANIA

IN RE:
Bankruptcy No. 03-23239-MBM

BICO, INC., f/k/a
Chapter 11
Biocontol Technology, Inc.,
Debtor.

                   CERTIFICATE OF SERVICE

I, Robert O Lampl and John P. Lacher, hereby certify, that on the 3rd day of
August, 2004, I served a true and correct copy of the foregoing SECOND AMENDED JOINT PLAN OF REORGANIZATION upon the following:

                         Office of the U.S. Trustee
                         970 Liberty Center
                         1001 Liberty Avenue
                         Pittsburgh, PA 15222



                         /s/ ROBERT O LAMPL
                         ROBERT O LAMPL
                         PA I.D. # 19809
                         JOHN P. LACHER
                         PA I.D. # 62297









                         Counsel for the Plan Proponent
                         960 Penn Avenue, Suite 1200
                         Pittsburgh, PA 15222
                         (412) 392-0330


                         /s/STEVEN T. SHREVE
                         STEVEN T. SHREVE
                         PA I.D. #59682
                         Counsel for the Debtor
                         303 Pitt Building
                         213 Smithfield Street
                         Pittsburgh, PA 15222
                         (412) 281-6555